UNIT PURCHASE AGREEMENT

This Agreement (hereinafter, the “Agreement”) is made and entered into as of the 14th day of March, 2006 (the “Effective Date”), by and between Automotive Services Group, LLC, an Alabama limited liability company (“ASG”), Darrell W. Grimsley (“Seller”), an economic interest holder and Member of ASG, Ault Glazer Bodnar Merchant Capital, Inc., a Delaware corporation (“Buyer”), and Patient Safety Technologies, Inc., a Delaware corporation and owner of 100% of the capital stock of Buyer (“PST”).

RECITALS

WHEREAS, Seller owns fifty percent (50%), or three thousand seven hundred fifty (3,750) Units, of ASG and the economic interests related thereto (collectively, the “Sale Units”);

WHEREAS, said Sale Units represent one-half (1/2) of the outstanding ownership interests of ASG;

WHEREAS, Seller desires to sell the Sale Units and Buyer desires to purchase the Sale Units;

WHEREAS, Seller, Buyer and PST have agreed that, pursuant to the terms of this Agreement, Buyer will purchase the Sale Units in exchange for the issuance of 200,000 shares of common stock, $0.33 par value per share (the “Shares”), of PST (the “Purchase Price”);

WHEREAS, upon Closing (defined hereinafter), Buyer will own 100% of ASG;

WHEREAS, Seller and Buyer have agreed that, upon payment of the Purchase Price (i) an Event of Cessation shall have occurred such that Seller will cease to be a Member of ASG pursuant to §10-12-36 of the Alabama Limited Liability Company Act (the “Alabama Act”), (ii) Seller shall be deemed a Withdrawing Member pursuant to Article 14 of ASG’s Operating Agreement (the “Operating Agreement”), (iii) Buyer will be substituted as the sole Member of ASG pursuant to §10-12-33 of the Alabama Act and Article 7 and 13 of the Operating Agreement, and (iv) Seller’s liability for contributions will be released and compromised pursuant to §10-12-27(c) of the Alabama Act; and

WHEREAS, Seller and Buyer intend for the terms of this Agreement to supersede the terms of the Operating Agreement with respect to matters contained herein in the event that there is a conflict between this Agreement and the Operating Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, promises, agreements, representations, and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

1.    DEFINITIONS. All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Operating Agreement.

1.1  “Capital Account” means a capital account maintained in accordance with the rules contained in Treasury Regulation §1.704-1(b)(2) as maintained in accordance with applicable rules under the Internal Revenue Code of 1986, as amended, and as set forth in Treasury Regulation §1.704-1(b)(2)(4) as amended.

2.    SALE AND PURCHASE. Seller agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase from Seller the Sale Units free and clear of all liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description, for the Purchase Price and subject to the terms and conditions hereinafter set forth.

3.    CLOSING.

3.1  Closing. The parties to this Agreement shall consummate the transactions contemplated hereby at a closing (the “Closing”) to take place simultaneously with the execution of this Agreement at the offices of PST, located at 1800 Century Park East, Suite 200, Los Angeles, California 90067, or at such other place as may be mutually agreed upon by the Seller, Buyer and PST.

3.2  Deliveries by Buyer and PST. At the Closing, PST shall deliver to Seller the Purchase Price in a manner agreed upon by PST, Buyer and Seller. At the Closing, Buyer and PST shall also deliver to Seller this Agreement executed by Buyer and PST and such other documents contemplated pursuant to this Agreement executed by Buyer and PST as applicable.

3.3  Delivery by Seller. At the Closing, Seller shall deliver to Buyer a certificate representing the Sale Units, duly endorsed in blank, or such other document evidencing the Sale Units as is acceptable to PST and Buyer.

3.4 Other Deliveries. The parties shall execute and deliver such other documents as are customary and reasonably necessary to consummate the transaction contemplated hereby.

4.    ARTICLES OF AMEDMENT. Seller and Buyer agree that on or before the Closing, they will each sign the Articles of Amendment to the Articles of Organization attached hereto as Exhibit B and that one signed original and two copies of the Articles of Amendment will be filed within five (5) days after the Closing with the Probate Court in Jefferson County, Alabama. The Articles of Amendment will provide that:

(i)  An Event of Cessation shall have occurred such that Seller will cease to be a Member of ASG pursuant to §10-12-36 of the Alabama Act,

(ii) Seller shall be deemed a Withdrawing Member pursuant to Article 14 of the Operating Agreement,

(iii) Buyer will be substituted as the sole Member of ASG pursuant to §10-12-33 of the Alabama Act and Article 7 and 13 of the Operating Agreement, and

(iv) Seller’s liability for contributions will be released and compromised pursuant to §10-12-27(c) of the Alabama Act.

Seller and Buyer further agree to execute any additional documents necessary to effectuate the terms of this Agreement.

5.    PAYMENT OF SELLER’S CAPITAL ACCOUNT. Within twenty (20) days of the Closing, ASG agrees to issue Seller full payment of the balance in Seller’s Capital Account. The balance of Seller’s Capital Account shall be determined among Seller, Buyer and PST at the Closing.

6.    DISCLAIMER OF OWNERSHIP OF ASG ASSETS. Seller hereby disclaims any ownership rights, other than the ownership of the Sale Units to be transferred to Buyer in accordance with terms of this Agreement, in any assets owned by ASG as of the Effective Date, including but not limited to any patents, trademarks, logos or copyrights owned by ASG, and any contracts executed by ASG. Specifically, Seller acknowledges that the financial models and business plan pursuant to Bubba’s Express Wash Memorandum dated June 10, 2005, as amended attached hereto as Exhibit A and the intellectual property of ASG attached as Exhibit C hereto and developed by Seller on behalf of ASG are assets of ASG and Seller hereby disclaims any ownership interest therein; this Agreement will prevent Seller from creating other financial models and business plans for use by Seller in the express car wash industry that may be similar to the models and business plan attached as Exhibit A and Exhibit C for the period of time indicated in Seller’s Amended Employment Agreement executed on January 30, 2006, attached hereto as Exhibit D (“Employment Agreement”), or one (1) year after Seller’s termination from ASG (“Non-Compete Period”). Seller hereby agrees that Seller may not, during the Non-Compete Period, which is during Seller’s employment with ASG and one (1) year after Seller’s termination from ASG, engage in the research, development, production, marketing, licensing and/or sale of similar services or products. Such services or products may be competitive with those of the other party and may display the same or similar functionality. Seller acknowledges that this Agreement is construed to prevent the Seller from engaging independently in such activities during the Non-Compete Period.

7.     SHARES SUBJECT TO RULE 144. (a) Seller acknowledges that the Shares issued to Seller as payment of the Purchase Price must be held indefinitely unless subsequently registered under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws or an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act that permit limited public resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Seller covenants that, in the absence of an effective registration statement covering the Shares in question, Seller will sell, transfer, distribute or otherwise dispose of the Shares only in a manner consistent with the provisions of Rule 144 promulgated under the Securities Act.

(b) If at any time after execution of this Agreement by all parties hereto PST shall determine to file with the United States Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with an acquisition of any entity or business or equity securities issuable in connection with employee benefit plans), PST shall include in such Registration Statement all of the Shares.  PST shall use its best efforts to cause the Registration Statement to be declared effective by the Commission as promptly as possible after the filing thereof and shall use its best efforts to keep the Registration Statement continuously effective until the earlier of: (i) the date when all the Shares which comprise the Purchase Price and covered by such Registration Statement have been sold publicly; or (B) the date when all of the Shares which comprise the Purchase Price may be sold pursuant to Rule 144(k) under the Securities Act.

8.    REPRESENTATION AND WARRANTIES.

8.1  Representations and Warranties of Seller.

(a) Seller represents and warrants to Buyer and PST that Seller is the record and beneficial owner of and has good and valid merchantable title to the Sale Units free and clear of any and all mortgages, pledges, liens, security interests, conditional sale agreements, charges, restrictions, and encumbrances of every nature whatsoever. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles.

(b)  The Seller acknowledges that the transactions contemplated by this Agreement have not been reviewed by the United States Securities and Exchange Commission or any state agency because such the issuance of the shares comprising the Purchase Price is intended to be a nonpublic offering exempt from the registration requirements of the Securities Act and state securities laws. The Seller understands that PST is relying in part upon the truth and accuracy of, and the Seller’s compliance with the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Shares.

(c) The Seller represents that the Shares comprising the Purchase Price are being acquired for his own account, for investment purposes only and not for distribution or resale to others in contravention of the registration requirements of the Securities Act. The Seller agrees that he will not sell or otherwise transfer the Shares unless they are registered under the Securities Act or unless an exemption from such registration is available.

(d)  The Seller represents and warrants that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and that he is able to bear the economic risk of any investment in the Shares which comprise the Purchase Price.

(e) Seller represents and warrants that he has not relied upon any representations or other information (whether oral or written) from the other party, or any of their respective officers, directors, employees or agents other than as expressly set forth herein or in the case of PST, the information regarding PST set forth in PST’s publicly available filings with the SEC and its press releases.

(f) Neither this Agreement nor any related agreement or document supplied by or on behalf of Seller to Buyer or PST in connection herewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Seller which materially adversely affects the business, operations, properties, prospects or financial condition of ASG which has not been set forth in this Agreement.

8.2 Representations and Warranties of Buyer.  Buyer acknowledges and confirms to Seller that it is adequately familiar with the financial condition, results of operations and prospects of ASG. Buyer further acknowledges and confirms to Seller that Buyer has such knowledge and experience in financial business matters such that the Buyer is capable of evaluating the merits and risks of the purchase of the Sale Units pursuant to this Agreement and of protecting the Buyer’s interests in connection therewith. The Buyer is able to fend for itself in the transaction contemplated by this Agreement and has the ability to bear the economic risk of the investment, including complete loss of the investment. The Buyer is experienced in evaluating and investing in companies such as ASG. Buyer further represents and warrants that it is duly authorized and has full authority to enter into this Agreement and will be bound by the terms thereof.

9.    GAIN AND LOSS FROM OPERATIONS, INDEMNIFICATION. Seller and Buyer have agreed that all gains or losses from operations of ASG for fiscal year 2006 and thereafter shall be borne entirely by Buyer; provided that the gains or losses shall be pro rated for the fiscal year 2006 prior to execution of this Agreement. Furthermore, ASG and Buyer shall indemnify Seller against all losses and expenses incurred by Seller as a result of any operation or action of ASG, its Managers, Members or Economic Interest holders after the Closing. Seller shall indemnify Buyer against all losses and expenses incurred by Buyer as a result of any operation or action of ASG, its Managers, Members or Economic Interest holders prior to the Closing.

10.         POST-CLOSING CONDITIONS.  Seller and Buyer agree that this Agreement is contingent upon ASG merging with and into Ault Glazer Bodnar Merchant Capital, Inc. The surviving entity will be named Automotive Services Group, Inc., and will be incorporated in Delaware (the “Merger”). The Seller and Buyer agree that the Merger shall take place within ninety (90) days from the Closing or as soon as practicable (“Merger Deadline”). In the event that the Merger is not completed and/or finalized, Seller and Buyer shall either (i) within ten (10) days prior to the Merger Deadline mutually agree to extend the Merger Deadline or (ii) within ten (10) days after the Merger Deadline without any extension agree that this Agreement is null and void and this Agreement will be unwound.

11.         FURTHER ASSURANCES. After the Closing, at the request of either party, the other party shall execute, acknowledge and deliver, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as may be reasonably requested to consummate the transactions contemplated by this Agreement.

12.   MISCELLANEOUS.

12.1  Survival. Each representation and warranty contained herein or made pursuant hereto shall be deemed to be material and to have relied upon, and shall survive (a) the execution and delivery of this Agreement, and (b) any investigation at any time made by or on behalf of any party hereto. Every schedule or other document referred to herein and every certificate delivered pursuant hereto shall be deemed to constitute a representation and warranty hereto.

12.2  Entire Agreement; Amendment. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties with respect to the subject matter hereof, and may be amended only by a writing signed on behalf of each party.

12.3  Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of California.

12.4  Captions. The section headings contained in this Agreement are solely for the purposes of reference, are not part of the Agreement of the parties, and shall not in any way affect the meaning or interpretation of this Agreement.

12.5  Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, Seller and Buyer shall pay their own expenses and the fees and expenses of their counsel, financial advisors, accountants, and other experts.

12.6  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.7 Confidentiality. Pursuant to Seller’s Employment Agreement, Seller will hold in confidence any confidential information that Buyer and/or ASG provides to Seller pursuant to this Agreement unless the Buyer and/or ASG gives Seller permission in writing to disclose such confidential information to a specific third party. Notwithstanding the foregoing, Seller shall not be required to maintain confidentiality with respect to information: (i) which is or becomes part of the public domain through no fault or action of Seller; (ii) of which it had independent knowledge prior to disclosure to it by the Buyer; (iii) which comes into the possession of Seller in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Seller by judicial or regulatory authority. If Seller is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Buyer and/or ASG, or the existence of other negotiations in the course of its dealings with the Buyer and/or ASG or its representatives, Seller shall, unless prohibited by law, promptly notify the Buyer and/or ASG of such request(s) so that the Buyer may seek an appropriate protective order.

12.8 Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties have executed, sealed, and delivered this Agreement as of the Effective Date.

Ault Glazer Bodnar Merchant Capital, Inc.

By: /s/ Louis Glazer M.D. 3/15/06
Name: Louis Glazer, M.D., Ph.G.
Title: Chief Executive Officer

/s/ D.W. Grimsley
Darrell W. Grimsley, Jr.

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Automotive Services Group, LLC

By: /s/ D.W. Grimsley
Name: DW Grimsley Jr.
Title: President

Patient Safety Technologies, Inc.

By: /s/ Louis Glazer M.D. 3/15/06
Name: Louis Glazer, M.D., Ph.G.
Title: Chief Executive Officer

EXHIBIT A

BUBBA’S EXPRESS WASH MEMORANDUM

EXHIBIT B

STATE OF ALABAMA

ARTICLES OF AMENDMENT TO ARTICLES OF ORGANIZATION

PURSUANT TO 10-12-11 OF THE ALABAMA LIMITED LIABILITY COMPANY ACT, THE UNDERSIGNED HEREBY ADOPTS THE FOLLOWING ARTICLES OF AMENDMENT:

Article I

The name of the limited liability company:

Automotive Services Group, LLC

Article II

The date of filing of the articles of organization: June 3, 2005

Article III

The following amendment was adopted in the manner provided for by the Alabama Limited Liability Act (hereinafter, the “Alabama Act”):

In accordance with the terms of the Operating Agreement (the “Operating Agreement”) of Automotive Services Group, LLC (the “Company”), dated June 2, 2005, Darrell W. Grimsley, Jr. (hereinafter “Grimsley”) and Ault Glazer Bodnar Merchant Capital, Inc., a Delaware corporation (hereinafter “AGB”), being all of the Members of the Company, have unanimously agreed that the Articles of Organization be amended to reflect the following:

(i)
the sale, pursuant to the Unit Purchase Agreement effective February ___, 2006 (the “Agreement”), by AGB and Grimsley, 50% or 3,750 units as economic interest in ASG, which sale resulted in an Event of Cessation on behalf of Grimsley pursuant to §10-12-33 of the Alabama Act such that Grimsley shall be deemed a Withdrawing Member of ASG pursuant to Article 14 of the Operating Agreement;

(ii)	The consent of the Members of ASG that AGB be the sole member of ASG pursuant to §10-12-33 of the Alabama Act and Articles 7 and 13 of the Operating Agreement, and

(iii)	The release and compromise of Grimsley’s liability for contributions pursuant to §10-12-27(c) of the Alabama Act.

Article IV

The amendment, consistent with the Limited Liability Company Act, was approved by a majority vote of the members entitled to vote or in accordance with the requirements set forth in the articles of organized and prescribed by law.

Darrell W. Grimsley, Jr.
As Withdrawing Member

_______________________

Ault Glazer Bodnar Merchant Capital, Inc.
As Sole Member

By: ____________________
Name: __________________
Title: Chief Executive Officer

EXHIBIT C

ASG ASSETS: INTELLECTUAL PROPERTY

In accordance with the terms of the Unit Purchase Agreement, Seller acknowledges that the following financial models and business plan developed by Seller on behalf of ASG are assets of ASG and disclaims any ownership therein:

1.
Excel spreadsheet: Bubba’s Express Wash Annual Financial Projections Operational Overview 022506 (Income Statement; Sources and Uses; Cash Flow Statement; Balance Sheet Statement; Debt; Returns on Equity).

2.	Excel spreadsheet: Bubba’s Express Wash Financial Projections - Monthly Income Statement - Years 1-7; Bubba’s Express Wash Quarterly Financial Projections Income Statements - Year 1-7, 022506.
3.	Excel spreadsheet: Bubba’s Express Wash Capital Budget 022506.
4.	Excel spreadsheet: Bubba’s Express Wash Key Assumptions: Site//Traffic Count//Capital Budget; Revenue; Expenses 022506.
5.	Excel spreadsheet: Bubba’s Express Wash Key Statistics: Representative Single Site Overview 022506.
6.	Excel spreadsheet: Bubba’s Express Wash: Financial Summary 022506.
7.	Excel spreadsheet: Bubba’s Express Wash Key Assumptions: Employees 022506.
8.	Excel spreadsheet: Bubba’s Express Wash Site Information 022506.
9.	Excel spreadsheet: Bubba’s Express Wash Depreciation Schedule 022506.
10.	Bubba’s Express Car Wash/Tradename.
11.	Excel spreadsheet: Bubbas Express Parkway East OwnSite 061605 (Financial model reflecting vendor quotes, updated as of June 16, 2005)
12.	Excel spreadsheet: ASG Corporate Model 060805 Spec Inv Div (corporate model reflecting three year, 20 site development and founding investor dividends), plus associated component parts of corporate model:
13.	Excel spreadsheet: Corp1Hville (Leased site model)
14.	Excel spreadsheet: LaunchQ1 (Assume site launched mid Q1)
15.	Excel spreadsheet: LaunchQ2 (Assume site launched mid Q2)
16.	Excel spreadsheet: LaunchQ3 (Assume site launched mid Q3)
17.	Excel spreadsheet: LaunchQ4 (Assume site launched mid Q4)
18.	Excel spreadsheet: Bubbas Express Huntsville OwnSite 052305 (Financial model reflecting vendor quotes and owned site as of May 23, 2005)
19.	Excel spreadsheet: Bubbas Express Huntsville LeaseSite 042705 (Financial model vendor quotes and leased site as of May 23, 2005).

Other Assets including without limitation land, personal property and fixtures and any other assets:

1.	Land located in Birmingham, Alabama: Trussville, Tuscaloosa and Roebuck
2.	Suburban

EXHIBIT D

AMENDED EMPLOYMENT AGREEMENT